SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 14, 2005

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Exhibit Index on Page 3

Item 7. Information Provided Under Item 7 Regulation FD Disclosure

The following information is furnished pursuant to Item 7, Regulation FD Disclosure.

On March 14, 2005, Tripos, Inc. issued a press release announcing that it has been awarded an $860,000 phase II Small Business Innovation Research (SBIR) grant from the U.S. National Institutes of Health (NIH). A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: March 14, 2005

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated March 14, 2005, issued by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Director

(425) 638-7134

lisao@wagged.com

For Release 6 a.m. EST

March 14, 2005

Tripos Awarded NIH Grant to Develop Screening and Optimization Technology for Drug Discovery

ST. LOUIS - March 14, 2005 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced that it has been awarded an $860,000 phase II Small Business Innovation Research (SBIR) grant from the U.S. National Institutes of Health (NIH). Tripos will use this two-year grant to create a full-scale library design system for use directly by medicinal chemists at its research facility, Tripos Discovery Research Centre.

Based on topomer technology, this proprietary system will have the capacity to search a million times more structures than previously possible, providing a richer universe of synthetic chemistries. Scientists will be able to extend their knowledge of similar molecules, resulting in improved success rates for all stages of drug discovery. This system also has the potential to be licensed to other drug discovery research operations under the appropriate technology transfer agreements.

"The award of this grant opens up the next phase of a 10-year, in-house research effort," said Dr. Richard D. Cramer, senior vice president of science and chief science officer for Tripos. "The most important advantages offered by topomers are efficacy and speed, two critical considerations in drug discovery research. Tripos has incorporated this technology into its lead optimization collaborations and is able to offer its partners better success rates and an improved cost-to-benefit ratio as a result."

Tripos has received two phase II SBIR grants in the past. In 1985, it was awarded a grant to create CoMFA®, a method for discovering patterns among tested compounds to make predictions for untested compounds, which today boasts thousands of published applications. The second was awarded in 2001, and produced key technologies that are included in Tripos SARNavigator™, a research application that allows scientists to rapidly and objectively analyze the large quantities of chemical and biological data that comprise the results of real or virtual high-throughput screening.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Tripos collaborates with clients to accelerate and improve the creation of life-enhancing products. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.